Exhibit 99.2
PRESS RELEASE

By:	Expeditors International of Washington, Inc.
1015 Third Avenue, Suite 1200
Seattle, Washington 98104

	CONTACT:	Jeffrey S. Musser
President and Chief Executive Officer
(206) 674-3433
FOR IMMEDIATE RELEASE
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EXPEDITORS APPOINTS ROBERT R. WRIGHT AS CHAIRMAN OF THE BOARD OF DIRECTORS
SEATTLE, WASHINGTON - May 12, 2014, Expeditors International of Washington, Inc. (NASDAQ: EXPD), today announced that Robert R. Wright has been appointed as Chairman of the Company's Board of Directors.
Mr. Wright became a director of the Company in May 2008, was appointed Chair of the Audit Committee in May 2009 and has served as the Company’s Lead Independent Director since May 2010. Since 2002, Mr. Wright has been the President and Chief Executive Officer of Matthew G. Norton Co., a real estate investment, development and management firm based in Seattle, Washington. Prior to joining Matthew G. Norton, Mr. Wright was the Regional Managing Partner of Tax for Arthur Andersen and the Chief Financial Officer of Brinderson Ltd., a construction and real estate development company. He currently serves on the Board of Directors for two privately held companies, Matthew G. Norton Co. and Stimson Lumber Company. Mr. Wright’s qualifications to serve on our Board of Directors include his over 20 years of senior leadership and management experience with a focus on the areas of tax, finance and real estate, in private industry and the public accounting environment.

“Bob did a great job as Lead Independent Director learning what we do as a business by making a point of visiting our offices and meeting with our employees and key members of Management. I’ve worked very closely with Bob over the past six months and I’ve gained an even greater deal of respect for his judgment, his character and his commitment to Expeditors. Bob has the same appreciation and understanding for Expeditors culture and the importance of our commitment to our customers and our concern for our people that our management and our employees share. That’s critical for someone taking on this role. I think Bob will do a great job in his role as our Chairman of the Board and look forward to working with him in the future,” said Jeffrey S. Musser, President and CEO.

In November of 2012, The Board of Directors adopted a policy requiring the CEO and Chairman roles be split. The resolution accommodated the fact that Mr. Rose was currently filling that role, by stipulating the next Chairman of the Board, following Rose’s retirement, would be selected from among existing Board members. Wright is Expeditors first Independent Chairman of the Board of Directors. “I’m very excited to take on this new role. I’m also grateful for the confidence the Board has shown in selecting me as the Board’s first Independent Chairman. Expeditors and the Board have always been focused on doing what is in the best interests of our shareholders and our employees particularly, with its impressive commitment to sound corporate governance and strong global compliance. I look forward to working in this role as we continue that trend,” Wright commented.

Expeditors is a global logistics company headquartered in Seattle, Washington. The company employs trained professionals in 185 full-service offices and numerous satellite locations located on six continents linked into a seamless worldwide network through an integrated information management system. Services include the consolidation or forwarding of air and ocean freight, customs brokerage, vendor consolidation, cargo insurance, time-definite transportation, order management, warehousing distribution and customized logistics solutions.